Camber Energy Announces Extension Of Maturity Date For Senior Secured Loan Agreement

Final Tranche of Securities Purchase Agreement Expired on March 31, 2017

HOUSTON, April 6, 2017 /PRNewswire/ -- Camber Energy, Inc. (NYSE MKT: CEI) ("Camber" or the "Company"), an independent oil and gas company with operations in Oklahoma and Texas, announced today that on March 31, 2017, the Company amended the terms of its $7.5 million Senior Secured Letter Loan Agreement ("Letter Loan Agreement"). The Letter Loan Agreement was originally entered into on August 13, 2013, and under the amended terms, the maturity date of the loan was extended from April 30, 2017 to July 31, 2017.

Also, the third and optional final tranche of funding under its securities purchase agreement (the "SPA") with an accredited institutional investor was not exercised prior to its expiration on March 31, 2017.

"We are pleased that we have negotiated an extension until mid-summer of our secured loan agreement with the senior lender while we work toward a long-term resolution," said Anthony C. Schnur, Chief Executive Officer of Camber Energy. "Access to capital will remain critical to the Company as we continue to maintain an aggressive growth posture through field re-development, drilling, and continued strategic asset acquisitions. We have leveraged our expertise in the Hunton formation into the emerging horizontal San Andres play in the Permian Basin, and we expect to close before the end of this month our leasehold acreage acquisition in the San Andres previously announced in February.

"Longer term, we believe this strategy of expanding our drilling inventory through timely and tactical acquisitions and developing those resources will ultimately reward our shareholders with increased value and returns."

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE MKT: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in south Texas, the Permian Basin in west Texas, and the Hunton formation in central Oklahoma. The Company changed its name from Lucas Energy, Inc. to Camber Energy, Inc. effective January 5, 2017.

Contacts:
Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates LLC
(713) 529-6600
ccoale@dennardlascar.com